Free Writing Prospectus, dated April 19, 2023

Filed pursuant to Rule 433 under the Securities Act of 1933

Supplementing the Preliminary Prospectus, dated April 7, 2023

Registration Statement Nos. 333-270543 and 333-270543-01

SCE Recovery Funding LLC

(Issuing Entity)

PRICING TERM SHEET

$775,419,000 Senior Secured Recovery Bonds, Series 2023-A

Issuing Entity:	SCE Recovery Funding LLC

Sponsor, Depositor and Initial Servicer:	Southern California Edison Company

Trustee:	The Bank of New York Mellon Trust Company, N.A.

Joint Bookrunners:	RBC Capital Markets, LLC, Barclays Capital Inc. and Citigroup Global Markets Inc.

Senior Co-Manager:	ATLAS SP Securities, a division of Apollo Global Securities, LLC

Co-Managers:	Drexel Hamilton, LLC, Loop Capital Markets LLC, Mischler Financial Group, Inc. and Samuel A. Ramirez & Company, Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)

Closing Date / Settlement Date:	April 27, 2023(2)

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2023

Applicable Time:	5:16 PM (Eastern time) on April 19, 2023

Proceeds:	The total initial price to the public is $775,343,578. The total amount of the underwriting discounts and commissions is $3,101,676. The total amount of proceeds to the Issuing Entity before deduction of expenses (estimated to be $6,649,500) is $772,241,902.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)

The Issuing Entity expects to deliver the bonds against payment for the bonds on or about April 27, 2023, which will be the sixth business day following the date of pricing of the bonds. Since trades in the secondary market generally settle in two business days, purchasers who wish to trade bonds on the date of pricing or the succeeding three business days will be required, by virtue of the fact that the bonds initially will settle in T + 6, to specify alternative settlement arrangements to prevent a failed settlement.

Tranche	Principal Amount Offered	Expected Weighted Average Life (years)	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Initial Price to Public(3)	Underwriting Discounts and Commissions	Proceeds to Issuing Entity (Before Expenses)
A-1	$425,000,000	9.59	6/15/2040	6/15/2042	4.697%	99.99101%	0.40%	$423,261,792
A-2	$350,419,000	21.19	12/15/2047	12/15/2049	5.112%	99.98938%	0.40%	$348,980,110

(3)	Interest on the bonds will accrue from April 27, 2023 and must be paid by the purchaser if the bonds are delivered after that date.

	Tranche A-1	Tranche A-2
CUSIP	78433LAG1	78433LAH9
ISIN	US78433LAG14	US78433LAH96

EXPECTED SINKING FUND SCHEDULE

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
12/15/23	$15,402,325	$0
6/15/24	$8,656,477	$0
12/15/24	$8,859,774	$0
6/15/25	$9,067,846	$0
12/15/25	$9,280,805	$0
6/15/26	$9,498,764	$0
12/15/26	$9,721,842	$0
6/15/27	$9,950,160	$0
12/15/27	$10,183,840	$0
6/15/28	$10,423,006	$0
12/15/28	$10,667,792	$0
6/15/29	$10,918,324	$0
12/15/29	$11,174,741	$0
6/15/30	$11,437,180	$0
12/15/30	$11,705,782	$0
6/15/31	$11,980,693	$0
12/15/31	$12,262,059	$0
6/15/32	$12,550,033	$0
12/15/32	$12,844,771	$0
6/15/33	$13,146,431	$0
12/15/33	$13,455,174	$0
6/15/34	$13,771,169	$0
12/15/34	$14,094,585	$0
6/15/35	$14,425,596	$0
12/15/35	$14,764,382	$0
6/15/36	$15,111,123	$0
12/15/36	$15,466,008	$0
6/15/37	$15,829,227	$0
12/15/37	$16,200,976	$0
6/15/38	$16,581,456	$0
12/15/38	$16,970,872	$0
6/15/39	$17,369,432	$0
12/15/39	$17,777,354	$0
6/15/40	$3,450,001	$14,744,854
12/15/40	$0	$18,652,757
6/15/41	$0	$19,129,521
12/15/41	$0	$19,618,472
6/15/42	$0	$20,119,919
12/15/42	$0	$20,634,185
6/15/43	$0	$21,161,595
12/15/43	$0	$21,702,485
6/15/44	$0	$22,257,201
12/15/44	$0	$22,826,095
6/15/45	$0	$23,409,529
12/15/45	$0	$24,007,877
6/15/46	$0	$24,621,519
12/15/46	$0	$25,250,845
6/15/47	$0	$25,896,256
12/15/47	$0	$26,385,890

Total Payments	$425,000,000	$350,419,000

EXPECTED OUTSTANDING PRINCIPAL BALANCE PER TRANCHE

Semi- Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance
Closing Date	$425,000,000	$350,419,000
12/15/23	$409,597,675	$350,419,000
6/15/24	$400,941,198	$350,419,000
12/15/24	$392,081,424	$350,419,000
6/15/25	$383,013,578	$350,419,000
12/15/25	$373,732,773	$350,419,000
6/15/26	$364,234,009	$350,419,000
12/15/26	$354,512,167	$350,419,000
6/15/27	$344,562,007	$350,419,000
12/15/27	$334,378,167	$350,419,000
6/15/28	$323,955,161	$350,419,000
12/15/28	$313,287,369	$350,419,000
6/15/29	$302,369,045	$350,419,000
12/15/29	$291,194,304	$350,419,000
6/15/30	$279,757,124	$350,419,000
12/15/30	$268,051,342	$350,419,000
6/15/31	$256,070,649	$350,419,000
12/15/31	$243,808,590	$350,419,000
6/15/32	$231,258,557	$350,419,000
12/15/32	$218,413,786	$350,419,000
6/15/33	$205,267,355	$350,419,000
12/15/33	$191,812,181	$350,419,000
6/15/34	$178,041,012	$350,419,000
12/15/34	$163,946,427	$350,419,000
6/15/35	$149,520,831	$350,419,000
12/15/35	$134,756,449	$350,419,000
6/15/36	$119,645,326	$350,419,000
12/15/36	$104,179,318	$350,419,000
6/15/37	$88,350,091	$350,419,000
12/15/37	$72,149,115	$350,419,000
6/15/38	$55,567,659	$350,419,000
12/15/38	$38,596,787	$350,419,000
6/15/39	$21,227,355	$350,419,000
12/15/39	$3,450,001	$350,419,000
6/15/40	$0	$335,674,146
12/15/40	$0	$317,021,389
6/15/41	$0	$297,891,868
12/15/41	$0	$278,273,396
6/15/42	$0	$258,153,477
12/15/42	$0	$237,519,292
6/15/43	$0	$216,357,697
12/15/43	$0	$194,655,212
6/15/44	$0	$172,398,011
12/15/44	$0	$149,571,916
6/15/45	$0	$126,162,387
12/15/45	$0	$102,154,510
6/15/46	$0	$77,532,991
12/15/46	$0	$52,282,146
6/15/47	$0	$26,385,890
12/15/47	$0	$0

Subject to the terms and conditions in the underwriting agreement among us, SCE and the underwriters, for whom RBC Capital Markets, LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as representative, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1	Tranche A-2
RBC Capital Markets, LLC	$123,250,000	$101,622,000
Barclays Capital Inc	$97,751,000	$80,596,000
Citigroup Global Markets Inc.	$97,751,000	$80,596,000
ATLAS SP Securities, a division of Apollo Global Securities, LLC	$42,500,000	$35,041,000
Drexel Hamilton, LLC	$15,937,000	$13,141,000
Loop Capital Markets LLC	$15,937,000	$13,141,000
Mischler Financial Group, Inc.	$15,937,000	$13,141,000
Samuel A. Ramirez & Company, Inc.	$15,937,000	$13,141,000

Total	$425,000,000	$350,419,000

The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below for each tranche:

	Selling Concession	Reallowance Discount
Tranche A-1	0.240%	0.120%
Tranche A-2	0.240%	0.120%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (2.92 Standard Deviations from Mean)		-15% (6.61 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)	WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	9.59	9.59	0	9.59	1
A-2	21.19	21.19	0	21.19	0

*	Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the bonds and is equal to an overestimate of electricity consumption of 5% (2.92 standard deviations from mean) or 15% (6.61 standard deviations from mean), (ii) the servicer makes timely and accurate filings to true-up the fixed recovery charges annually, (iii) customer write-off rates are held constant at 0.36% for all FRC consumer classes, (iv) customers remit all fixed recovery charges 42.86 days after such charges are billed, (v) operating expenses are equal to projections, (vi) there is no acceleration of the final maturity date of the bonds, (vii) a permanent loss of all customers has not occurred, and (viii) the issuance date of the bonds is April 27, 2023. There can be no assurance that the weighted average lives of the bonds will be as shown.

Southern California Edison Company and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Southern California Edison Company and the Issuing Entity have filed with the SEC as exhibits to the registration statement for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Southern California Edison Company, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBC Capital Markets, LLC toll-free at 1-866-375-6829 or by e-mail at syndicateops2@rbc.com, Barclays Capital Inc. toll-free at 1-888-603-5847 or Citigroup Global Markets Inc. toll-free at 1-800-831-9146.